UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                            (Amendment No. _______)*

                                 Jazztel p.l.c.
              ----------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
              ----------------------------------------------------
                         (Title of Class of Securities)

                                   47214R-15-2
                    ----------------------------------------
                                 (CUSIP Number)

                                December 31, 1999
             ------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)
      |_| Rule 13d-1(c)
      |X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 1 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 2 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum III Offshore Holdings Corporation
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        British Virgin Islands
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,732,285
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,732,285
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,782,285
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.103%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        CO
--------------------------------------------------------------------------------


SEC 1745 (3-98)                Page 2 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 3 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum Equity Investors III, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,694,962
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,694,962
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,694,962
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.032%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        PN
--------------------------------------------------------------------------------

      Act but shall be subject to all other provisions of the Act (however, see the Notes).


SEC 1745 (3-98)                Page 3 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 4 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum Equity Associates III L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,694,962
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,694,962
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,694,962
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.032%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        PN
--------------------------------------------------------------------------------


SEC 1745 (3-98)                Page 4 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 5 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Spectrum III Investment Managers Fund, L.P.
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             37,323
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          37,323
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        37,323
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        0.0718%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        PN
--------------------------------------------------------------------------------

      Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 5 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 6 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Neal M. Douglas
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,694,962
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,694,962
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,694,962
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.032%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
--------------------------------------------------------------------------------


                               Page 6 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 7 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Brion B. Applegate
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,732,285
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,732,285
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,732,285
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.103%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
--------------------------------------------------------------------------------


                               Page 7 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 8 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        William P. Collatos
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,732,285
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,732,285
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,732,285
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.103%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
--------------------------------------------------------------------------------


                               Page 8 of 23 pages

---------------------                                         ------------------
CUSIP No. 47214R-15-2                  13G                    Page 9 of 23 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Kevin J. Maroni
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,732,285
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,732,285
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,732,285
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.103%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
--------------------------------------------------------------------------------


                               Page 9 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 10 of 23 Pages
---------------------                                        -------------------

--------------------------------------------------------------------------------
  1.    NAME OF REPORTING PERSON
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

        Randy J. Henderson
--------------------------------------------------------------------------------
  2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                              (a)   |_|
                                                              (b)   |_|
--------------------------------------------------------------------------------
  3.    SEC USE ONLY

--------------------------------------------------------------------------------
  4.    CITIZENSHIP OR PLACE OF ORGANIZATION

        United States
--------------------------------------------------------------------------------
                     5.   SOLE VOTING POWER
     NUMBER OF            -0-
      SHARES        ------------------------------------------------------------
   BENEFICIALLY      6.   SHARED VOTING POWER
     OWNED BY             3,732,285
       EACH         ------------------------------------------------------------
     REPORTING       7.   SOLE DISPOSITIVE POWER
      PERSON              -0-
       WITH         ------------------------------------------------------------
                     8.   SHARED DISPOSITIVE POWER
                          3,732,285
--------------------------------------------------------------------------------
  9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        3,732,285
--------------------------------------------------------------------------------
  10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES                |_|
        CERTAIN SHARES (SEE INSTRUCTIONS)
--------------------------------------------------------------------------------
  11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        7.103%
--------------------------------------------------------------------------------
  12.   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
        IN
--------------------------------------------------------------------------------


                               Page 10 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 11 of 23 Pages
---------------------                                        -------------------

                                  Schedule 13G

Item 1(a).  Name of Issuer: Jazztel p.l.c. (the "Issuer").

Item 1(b). Address of Issuer's Principal Executive Offices: 4501 Avenida de Europa 14, Parque Empresarial La Moraleja, 28108 Alcobendas, Madrid, Spain

Item 2(a). Names of Persons Filing: Spectrum III Offshore Holdings Corporation ("SIII Off"), Spectrum Equity Investors III, L.P. ("SEI III LP"), and Spectrum III Investment Managers Fund, L.P. ("SIMF LP"). The officers and directors of SIII Off are Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, and Randy J. Henderson The sole general partner of SEI III LP is Spectrum Equity Associates III, L.P. ("SEA III LP"), and Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, Randy J. Henderson and Neal M. Douglas (the "General Partners"), each of whom is a general partner of SEA III LP and Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, and Randy J. Henderson (the "General Partners II"), each of whom is a general partner of SIMF LP. The persons named in this paragraph are sometimes referred to herein individually as a "Reporting Person" and collectively as the "Reporting Persons".

Item 2(b). Address of Principal Business Office or, if None, Residence: The principal business office of SIII Off is Craigmuir Chambers, PO Box 71, Road Town, Tortola, BVI. The principal business office of the SEI III LP, SEA III LP, SIMF LP, and William P. Collatos and Kevin
            J. Maroni is One International Place, 29th Floor, Boston, Massachusetts, 02110. The principal business office of Brion B. Applegate, Randy J. Henderson and Neal M. Douglas is 333 Middlefield Road, Suite 200, Menlo Park, California, 94025.

Item 2(c). Citizenship: SIII Off is a corporation organized in the British Virgin Islands and each director is a United States citizen. Each of SEI III LP, SEA III LP and SIMF LP are limited partnerships formed under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 2(d). Title of Class of Securities: Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number: 47214R-15-2

Item 3. If this statement if filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [ ] Broker or Dealer registered under Section 15 of the Securities Exchange Act of 1934 (the "Act").

            (b) [ ]  Bank as defined in Section 3(a)(6) of the Act.

            (c) [ ]  Insurance Company as defined in Section 3(a)(19) of the
                     Act.

            (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940.

            (e) [ ] Investment Advisor registered under Section 203 of the Investment Advisers Act of 1940.

            (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(f) of the Act.

            (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) of the Act.

                               Page 11 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 12 of 23 Pages
---------------------                                        -------------------

            (h) [ ]  Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of the
                     Act.

       Not Applicable.

Item 4.     Ownership.

            (a) Amount Beneficially Owned: SIII Off holds of record 3,732,285 shares of Common Stock of the Issuer (the "Record Shares"). SEI III LP holds 99% of SIII Off common stock and SIMF LP holds 1% of SIII Off common stock. Messrs. William P. Collatos, and Randy J. Henderson are the directors of SIII Off, and may be deemed to beneficially own all of the Record Shares. SEA III LP, as the sole general partner of the SEI III LP and Messrs. Brion B. Applegate, William P. Collatos, Kevin
                  J. Maroni, Randy J. Henderson, and Neal M. Douglas, as the general partners of SEA III LP may be deemed to beneficially own all of SEI III LP's 99% of the Record Shares. Messrs. Brion B. Applegate, William P. Collatos, Kevin J. Maroni, and Randy J. Henderson, general partners of SIMF LP, may be deemed to beneficially own 1% of SIMF LP's Record Shares. Each General Partner except Neal M. Douglas, as a general partner of SEA III LP and SIMF LP, may be deemed to beneficially own all of the Record Shares of SIII Off.

            (b) Percent of Class: 7.103% for each Reporting Person (based on the 52,546,351 shares of Common Stock reported to be outstanding on December 8, 1999 in the Issuer's Prospectus and including for purposes of calculation of beneficial ownership the securities of the Issuer held by SIII Off).

            (c)   Number of shares as to which such person has:

                  (i)   sole power to vote or to direct the vote: no shares

                  (ii) shared power to vote or to direct the vote: 3,732,285 shares

                  (iii) sole power to dispose or direct the disposition of: no shares

                  (iv)  shared power to dispose or direct the disposition of:
                        3,732,285 shares

      Each Reporting Person expressly disclaims beneficial ownership of any securities of the Issuer not held of record by such Reporting Person.

Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable.


                               Page 12 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 13 of 23 Pages
---------------------                                        -------------------

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).


                               Page 13 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 14 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                           SPECTRUM III OFFSHORE
                                           HOLDINGS CORPORATION


                                              By: /s/ William P. Collatos
                                                  ----------------------------
                                                  Director


                               Page 14 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 15 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                        SPECTRUM EQUITY INVESTORS III, L.P.

                                        By: Spectrum Equity Associates III, L.P.
                                            Its Sole General Partner

                                            By: /s/ William P. Collatos
                                                ----------------------------
                                                General Partner


                               Page 15 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 16 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                        SPECTRUM EQUITY ASSOCIATES III, L.P.


                                            By: /s/ William P. Collatos
                                                ----------------------------
                                                General Partner


                               Page 16 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 17 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                    SPECTRUM III INVESTMENT MAGAGERS FUND, L.P.


                                            By: /s/ William P. Collatos
                                                ----------------------------
                                                General Partner


                               Page 17 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 18 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                              /s/ Brion B. Applegate
                                              -----------------------------
                                              Brion B. Applegate


                               Page 18 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 19 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                                /s/ William P. Collatos
                                                ----------------------------
                                                General Partner


                               Page 19 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 20 of 23 Pages
---------------------                                        -------------------


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                              /s/ Kevin J. Maroni
                                              -----------------------------
                                              Kevin J. Maroni


                               Page 20 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 21 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                              /s/ Randy J. Henderson
                                              -----------------------------
                                              Randy J. Henderson


                               Page 21 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 22 of 23 Pages
---------------------                                        -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date: February 14, 2000


                                              /s/ Neal M. Douglas
                                              -----------------------------
                                              Neal M. Douglas


                               Page 22 of 23 pages

---------------------                                        -------------------
CUSIP No. 47214R-15-2                  13G                   Page 23 of 23 Pages
---------------------                                        -------------------

                                                                       Exhibit 1

                                    AGREEMENT

      Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the beneficial ownership by each of the undersigned of shares of stock of Jazztel p.l.c.

Executed this ___ day of February 2000.

                                 SPECTRUM III OFFSHORE
                                 HOLDINGS CORPORATION


                                 By: /s/ Randy Henderson
                                     -----------------------------
                                     Director


                                 SPECTRUM EQUITY INVESTORS III, L.P.

                                 By: Spectrum Equity Associates III, L.P.
                                     Its Sole General Partner


                                        By: /s/ Brion B. Applegate
                                            --------------------------------
                                            General Partner

                                 SPECTRUM EQUITY ASSOCIATES III, L.P.


                                 By: /s/ Brion B. Applegate
                                     ---------------------------------------
                                     General Partner

                                 SPECTRUM III INVESTMENT MANAGERS FUND, L.P.


                                 By: /s/ Brion B. Applegate
                                     ---------------------------------------
                                     General Partner


                                 /s/ Brion B. Applegate
                                 -------------------------------------------
                                 General Partner


                                 /s/ William P. Collatos
                                 -------------------------------------------
                                 William P. Collatos


                                 /s/ Kevin J. Maroni
                                 -------------------------------------------
                                 Kevin J. Maroni


                                 /s/ Randy J. Henderson
                                 -------------------------------------------
                                 Randy J. Henderson

                                 /s/ Neal M. Douglas
                                 -------------------------------------------
                                 Neal M. Douglas


                               Page 23 of 23 pages